EX-28.a.7

Articles of Amendment

of

Dimensional Investment Group Inc.

Dimensional Investment Group Inc., a Maryland corporation (which is hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Charter of the Corporation is hereby amended to change the par value of the Class R2 Shares of the DFA International Value Portfolio (the “International Portfolio”) series of the Corporation’s capital stock from $0.02630887 per share to $0.01 per share. In that regard, from and after the Effective Time (as hereinafter defined), the first four sentences of Article Fifth, Section 5.1 of the Charter are hereby deleted in their entirety and in lieu thereof the following sentence is substituted:

“Section 5.1. Authorized Shares. The Corporation shall have the authority to issue Fifteen Billion (15,000,000,000) shares of capital stock, with a par value of $0.01 per share, for an aggregate par value of One Hundred Fifty Million Dollars ($150,000,000).”

SECOND:  The amendment described above was approved by a majority of the entire Board of Directors of the Corporation. The amendment is limited to a change expressly authorized by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

THIRD: These Articles of Amendment shall become effective at 3:59 p.m. Eastern Time on November 19, 2010 (the “Effective Time”).

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed and acknowledged in its name and on its behalf by its Vice President and attested to by its Secretary on this 18th day of November, 2010; and its Vice President acknowledges that these Articles of Amendment are the act of the Corporation, and she further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all material respects to the best of her knowledge, information and belief, and that this statement is made under the penalties for perjury.

ATTEST:	DIMENSIONAL INVESTMENT GROUP INC.

/s/ Catherine L. Newell	By:	/s/ Julie C. Henderson	(SEAL)
Catherine L. Newell, Secretary		Julie C. Henderson, Vice President

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